UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016 (November 29, 2016)

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 29, 2016, we entered into a non-binding term sheet with Sprott Resource Lending (the “Lender”) pursuant to which the Lender would provide a credit facility with a principal amount of up to $20 million (the “Facility”). Our ability to draw down on the Facility is subject to the negotiation and execution of definitive agreements, completion by the Lender of its due diligence review and the satisfaction of other customary closing conditions. The Facility, when completed, would be available for up to three draws occurring during a period of five months following the closing date. As a condition to any such draw, we would be required to raise equity financing not less than the amount drawn. Amounts drawn under the Facility would be secured by a lien on the Relief Canyon mine and processing facilities and would bear interest at 9.0% per annum. Amounts drawn would mature three years following the date drawn, with monthly principal payments commencing on the earlier of June 30, 2018 or upon achievement of commercial production at the Relief Canyon Mine.

The proceeds of the Facility would be used to advance the Relief Canyon project towards production. There is no assurance that definitive agreements with respect to the Facility will be completed or that any amount will be drawn under the Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2016

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller